Exhibit 99.1

NEWS

For Release          Immediate


Contacts             (News Media) Jim Rosensteele, SVP,
                     Corporate Communications 317.817.4418
                     (Investors) Tammy Hill, SVP,
                     Investor Relations 317.817.2893



               Conseco Announces Preferred Stock Conversion Price

Carmel, Ind., January 12, 2004: Conseco, Inc. (NYSE:CNO) announced today that the conversion price of its Class A Senior Cumulative Convertible Exchangeable Preferred Stock (OTCBB: CNSJP) has been set initially at $20.35 per share, which is subject to adjustment under certain circumstances. In accordance with the terms of the Class A Preferred Stock, the conversion price was established on January 8, 2004 at an amount equal to the volume weighted average price of Conseco common stock for the immediately preceding 60 calendar days. Shares of Class A Preferred Stock are convertible by holders at any time on or after September 30, 2005 into shares of Conseco common stock. The conversion rate for each share of Class A Preferred Stock is equal to its total liquidation preference plus cumulative unpaid dividends thereon divided by the conversion price.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future.

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